CONSENT OF ATTORNEYS


    Reference is made to the Registration Statement of CEL
SCI Corporation whereby the Company proposes to sell
160,000 shares of the Company's Common Stock. Reference is also made to Exhibit 5 included in the Registration
Statement relating to the validity of the securities proposed to be issued and sold.
We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.
Very truly yours,
HART & TRINEN
By William T. Hart
Denver, Colorado
July 19, 1996